Microsoft Word 10.0.2627;
Exhibit 99.2
                                               Manchester Technologies, Inc.
                                                         Year Ended
                                                       July 31, 2003
                                                (unaudited and in thousands)

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

                                                                  Historical                           Pro Forma
                                                                  7/31/2003         Adjustments        7/31/2003
                                                                  ---------         -----------        ---------


  Revenue                                                        $      286,444     $   (121,310) I   $      165,134

  Cost of Revenue                                                       253,049         (105,014) I          148,035
                                                                  -------------         --------        ------------


  Gross Profit                                                           33,395          (16,296)             17,099


  Selling, general and administrative expenses                           34,559          (19,820) I           14,739
  Impairment of goodwill and write-off of related assets                  2,481               -                2,481
                                                                          -----           -------              -----

   Income (loss) from operations                                         (3,645)            3,524               (121)


  Interest and other income, net                                             25                 -                 25
                                                                   ------------        ----------         ----------

  Income (loss) before income taxes                                      (3,620)            3,524               (96)

  Income tax provision (benefit)                                         (1,032)              994 I             (38)
                                                                  --------------        ------------      -----------

  Net income (loss)                                             $        (2,588)    $       2,530         $     (58)
                                                                 ===============     ============        ===========


  Net income (loss) per share:

     Basic                                                       $        (0.32)                      $        (0.01)
                                                                 ==============                       ==============
     Diluted                                                     $        (0.32)                      $        (0.01)
                                                                 ==============                       ==============


  Weighted average shares outstanding:
     Basic                                                                7,990                                7,990
                                                                 ==============                        =============
     Diluted                                                              7,990                                7,990
                                                                 ==============                        =============


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I - To eliminate the operations of the discontinued business.